Exhibit 99.1

TransDigm Group Reports Fiscal 2010 First Quarter

Results and Restatement of EPS

Cleveland, Ohio, February 10, 2009/PRNewswire-FirstCall/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the fiscal first quarter ended January 2, 2010 and the restatement of historical earnings per share and weighted average shares.

Highlights for the first quarter include:

•	Net sales of $184.3 million, up 1.7% from $181.3 million

•	EBITDA As Defined of $90.4 million, down 1.3% from $91.5 million

•	Net income of $30.8 million, down 22.3% from $39.6 million primarily reflecting increased interest expense from new debt

•

Fiscal 2010 revenues, net income, EBITDA as Defined, and adjusted earnings per share guidance increased to reflect the recent acquisition, modest operating improvements and to adjust for the dividend equivalent payments to option holders previously recognized as expense in our initial fiscal 2010 guidance

•	Historical financial statements restated reflecting changes only in basic and diluted earnings per share and the weighted shares outstanding

•

Earnings per share of $0.01, down 98.7% from $0.75 (restated) primarily reflecting the treatment of dividend equivalent payments to option holders during the quarter and the interest expense mentioned above

•	Adjusted earnings per share of $0.67, down 14.0% from $0.78 (restated) under the “two-class method” of calculating earnings per share

•	Adjusted earnings per share of $0.70, down 14.6% from $0.82 under the historically presented treasury stock method of calculating earnings per share

Net sales for the quarter rose 1.7% to $184.3 million from $181.3 million in the comparable quarter a year ago. The favorable contribution from acquisitions of 9.0% more than offset the 7.3% decline in organic net sales. The decrease in organic sales was primarily due to lower commercial OEM and aftermarket demand partially offset by higher defense sales.

Net income for the quarter decreased 22.3% to $30.8 million, compared with $39.6 million, in the comparable quarter a year ago. The decrease in net income was primarily due to an increase in interest expense of $5.9 million, net of tax, associated with the $425 million note offering issued on October 6, 2009, an incremental increase in acquisition-related expenses of $1.8 million, net of tax, and transaction-related costs relating to the adoption of new accounting rules for business combinations of $0.9 million, net of tax.

Earnings per share (basic and diluted) of $0.01 per share decreased from earnings per share of $0.75 per share (basic and diluted, restated) in the prior year, primarily due to the requirement under the “two-class method” of calculating earnings per share (see Restatement below), that reduces net income (for the purpose of the EPS calculation only) by the amount of the dividend equivalent payments made to the holders of vested stock options ($30.3 million, or $0.57 per share). Expenses relating to the $425 million note offering and acquisition-related expenses discussed above reduced earnings per share by $0.17 per share. Please see the attached tables for the calculation of Reported Earnings Per Share and Adjusted Earnings Per Share.

Our initial fiscal 2010 guidance for net income included a charge to the income statement of $0.44 per share, representing dividend equivalent payments to stock option holders of $30.3 million, before tax ($19.5 million, after tax), along with approximately $4.5 million, before tax ($2.9 million, after tax), for the dividend equivalent payment to holders of options expected to vest in fiscal 2010. Although these payments are compensatory in nature, GAAP requires the payments to be charged directly to retained earnings, similar to a normal dividend. This change in accounting treatment had no impact on EBITDA As Defined, adjusted earnings per share or cash flow projections and is reflected in the fiscal 2010 guidance below. For clarification, the dividend equivalent payment will be included as compensation in our 2011 proxy statement, our tax reporting and employee compensation reporting.

Adjusted net income for the quarter decreased 13.9% to $35.5 million, or $0.67 per share, from $41.3 million, or $0.78 per share (restated), in the comparable quarter a year ago. This decrease is primarily driven by $0.11 per share of increased interest expense associated with the new notes issued on October 6, 2009. Adjusted net income for the current quarter excludes $4.8 million, net of tax, or $0.09 per share, of non-cash compensation costs, acquisition-related expenses, and transaction-related costs. In addition, Adjusted earnings per share for the quarter excludes $0.57 per share relating to the dividend equivalent payment. Adjusted earnings per share would be $0.03 per share higher if the treasury stock method had been used. Adjusted net income for the prior-year quarter excluded $1.7 million, net of tax, or $0.03 per share, of non-cash compensation costs and acquisition-related expenses. Earnings per share would be $0.04 per share higher in the prior year if the treasury stock method had been used.

EBITDA for the quarter decreased 6.2% to $84.1 million from $89.6 million for the comparable quarter a year ago. EBITDA As Defined for the quarter decreased slightly to $90.4 million compared with $91.5 million in the quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 49.0%.

During the quarter the Company successfully completed an offering of $425 million of 7-3/4% Senior Subordinated Notes due in 2014 and paid a special dividend of $7.65 per share. Additionally, during the quarter, the Company acquired the assets of proprietary aerospace valve manufacturers Dukes, Inc., and GST Industries, Inc. on December 2, 2009.

“We are pleased with our operating results for the quarter,” stated W. Nicholas Howley, TransDigm Group’s Chairman and Chief Executive Officer. “Our full year guidance anticipated first quarter operating results to be below the prior year. Actual revenues and EBITDA As Defined results were in fact just about even with the prior year. Organically, higher defense and commercial transport OEM sales offset lower commercial aftermarket and OEM business jet revenues. Our consistent focus on our value-based operating strategy led to a 49.0% EBITDA As Defined margin, in spite of the dilutive impact of recent acquisitions versus the prior year. Though not reflected in our revenues and too soon to tell with certainty, we believe we are starting to see indications of commercial aftermarket improvement.”

Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined, and adjusted net income, a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined, and a reconciliation of earnings per share to adjusted earnings per share for the periods discussed in this press release.

Fiscal 2010 Outlook

Commenting on the revisions in guidance, Mr. Howley concluded, “We are increasing our annual guidance to reflect the acquisition of the Dukes aerospace business, our current market outlook, and the change in classification of the Company’s dividend equivalent payments. We remain cautious about the pace of recovery in both the worldwide economy and the aerospace markets.”

The Company is raising full year fiscal 2010 guidance, which assumes no additional acquisitions, as follows:

•	Revenues are anticipated in the range of $800 million to $831 million (previously in the range of $770 million to $800 million) compared with $762 million in fiscal 2009;

•	EBITDA As Defined is anticipated in the range of $390 million to $405 million (previously in the range of $376 million to $390 million) compared with $375 million in fiscal 2009;

•	Net income is anticipated in the range of $143 million to $153 million (previously in the range of $116 million to $126 million) compared with $163 million in fiscal 2009;

•

Earnings per share under the “two-class method” are expected to be in the range of $2.12 to $2.32 per share on weighted average shares outstanding of 53.0 million (under the “two-class method” our previous guidance would have been in the range of $2.07 to $2.26 per share) compared with $3.10 (restated) in fiscal 2009;

•

Adjusted earnings per share under the “two-class method” are expected to be in the range of $2.95 to $3.15 per share (under the “two-class method” our previous guidance would have been in the range of $2.82 to $3.01 per share) compared with $3.29 (restated) in fiscal 2009; and

•

For comparability purposes only, adjusted earnings per share under the treasury stock method are expected to be in the range of $3.05 to $3.25 per share on weighted average shares outstanding of 51.0 million (previously in the range of $2.90 to $3.10 per share) compared with $3.42 in fiscal 2009.

Restatement

In connection with the preparation and review of our financial statements for the fiscal quarter ended January 2, 2010, the Company determined that its basic and diluted earnings per share calculations should have been prepared using the “two-class method.” Historically the Company had been utilizing the “treasury stock method” in order to give effect to outstanding “in-the-money” stock options. In this more common method, in calculating diluted earnings per share, the assumed cash proceeds from option exercises are assumed to be used to repurchase shares at the market price and thus reduce the dilutive effect of stock options. Under the two-class method, securities that participate in dividends, such as the Company’s outstanding stock options, are considered “participating securities.” Our vested stock options are considered “participating securities” because they include non-forfeitable rights to dividends. In applying the two-class method, (i) basic earnings per share is computed by dividing net income (less any dividends paid on participating securities) by the weighted average number of shares of common stock and participating securities outstanding for the period and (ii) diluted earnings per share may include the additional effect of other securities, if dilutive, in which case the dilutive effect of such securities is calculated using the treasury stock method. Because the Company does not have other securities with a dilutive effect outstanding, the Company’s basic earnings per share and diluted earnings per share are the same under the two-class method. See the attached table for a comparison of the two-class method and treasury stock method for the thirteen week period ended January 2, 2010.

In summary, the change to prior year’s earnings per share is due to the fact that under the treasury stock method it is assumed that the cash proceeds from the exercises of vested options is used to repurchase common shares, thereby reducing the number of outstanding options used to calculate diluted earnings per share. Under the two-class method, 100% of vested stock options with dividend equivalent rights, without reduction, are treated as outstanding for purposes of basic and diluted earnings per share.

As a result of this change, the Company is filing today an amended annual report on Form 10-K/A that includes restated statements of income for the fiscal years ended September 30, 2009, 2008 and 2007 and amended quarterly reports on Forms 10-Q/A that include restated statements of income for the fiscal quarters ended December 27, 2008, March 28, 2009 and June 27, 2009.

The restatements do not affect any items in the Company’s consolidated statements of income other than basic and diluted earnings per share and the weighted average shares outstanding (see attached table). The restatements have no impact on the Company’s consolidated balance sheets, consolidated statements of changes in shareholder’s equity, or consolidated statements of cash flow as of any date or for any period. Further, the restatements do not affect any other financial measures used by the Company to present its financial results, including net income, adjusted net income, EBITDA or EBITDA As Defined.

Conference Call

TransDigm Group will host a conference call for investors and security analysts on February 10, 2010, beginning at 11:00 a.m., Eastern Time. To join the call, dial (800) 591-6945 and enter the pass code 50189852. International callers should dial (617) 614-4911 and use the same pass code. A live audio webcast can be accessed online at http://www.transdigm.com. The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time. A telephone replay will be available for two weeks by dialing (888) 286-8010 and entering the pass code 53862777. International callers should dial (617) 801-6888 and use the same pass code.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/ electromechanical actuators and controls, ignition systems and components, gear pumps, specialized valves, engineered connectors, power conditioning devices, specialized fluorescent lighting, specialized AC/DC electric motors, aircraft audio systems, engineered latches and cockpit security devices, lavatory hardware and components, hold open rods and locking devices, specialized cockpit displays, elastomers, NiCad batteries/chargers, and starter generators and related components.

Non-GAAP Supplemental Information

EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. EBITDA As Defined Margin represents EBITDA As Defined as a percentage of net sales. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income, please see the attached financial tables.

TransDigm Group presents these non-GAAP financial measures because it believes that they are a useful indicator of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance and management team in connection with employee incentive programs and the preparation of its annual budget and financial projections. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management and our investors use adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. TransDigm Group presents adjusted earnings per share using the two-class method, both to reflect adjusted net income on a per share basis and to adjust for the effect of the special dividend paid in the first quarter. In addition, TransDigm Group is presenting earnings per share using the treasury stock method for comparability to TransDigm’s prior guidance and to permit investors to compare our results to those of other companies that do not use the two-class method of calculating earnings per share.

None of EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including expectations of future performance, profitability, growth and earnings. All statements other than statements of historical fact that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, including, in particular, statements about our plans, objectives, strategies and prospects regarding, among other things, our financial condition, results of operations, and business. We have identified some of these forward-looking statements with words like “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning. Specifically, statements contained under the heading “Fiscal 2010 Outlook” constitute forward-looking statements.

All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: future terrorist attacks; a decrease in flight hours and our customers’ profitability, both of which are impacted by general economic conditions; our substantial indebtedness; our reliance on certain customers; our fixed price contracts; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; the pricing review to which certain of our divisions and subsidiaries have been subject; failure to complete or successfully integrate acquisitions; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and any other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Jonathan D. Crandall Investor Relations (216) 706-2945 ir@transdigm.com

TRANSDIGM GROUP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THIRTEEN WEEK PERIODS ENDED

JANUARY 2, 2010 AND DECEMBER 27, 2008

(Amounts in thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended
	January 2, 2010	December 27, 2008

NET SALES	$184,278	$181,276

COST OF SALES	81,219	76,988

GROSS PROFIT	103,059	104,288

OPERATING EXPENSES:
Selling and administrative	22,466	18,176
Amortization of intangibles	4,140	3,224

Total operating expenses	26,606	21,400

INCOME FROM OPERATIONS	76,453	82,888

INTEREST EXPENSE - Net	28,515	21,982

INCOME BEFORE INCOME TAXES	47,938	60,906

INCOME TAX PROVISION	17,180	21,307

NET INCOME	$30,758	$39,599

NET INCOME APPLICABLE TO COMMON STOCK	$445	$39,599

Net Earnings Per Share:
Basic and Diluted	$0.01	$0.75

Cash dividends paid per common share	$7.65	$—

Weighted-Average Shares Outstanding:
Basic and Diluted	52,869	52,809

TRANSDIGM GROUP INCORPORATED

SUPPLEMENTAL INFORMATION

FOR THE THIRTEEN WEEK PERIODS ENDED

JANUARY 2, 2010 AND DECEMBER 27, 2008

(Amounts in thousands)

(Unaudited)

	Thirteen Week Periods Ended
	January 2, 2010	December 27, 2008
Net Income	$30,758	$39,599

Depreciation and Amortization	7,616	6,713
Interest Expense, net	28,515	21,982
Income Tax Provision	17,180	21,307

EBITDA	84,069	89,601

Add: As Defined Adjustments:
Stock option expense (1)	1,621	795
Integration and purchase accounting adjustments (2)	3,221	817
Acquisition transaction-related expenses (3)	1,450	—
Deferred compensation costs (4)	—	299

Gross Adjustments to EBITDA	6,292	1,911

EBITDA As Defined	$90,361	$91,512

EBITDA As Defined, Margin (5)	49.0%	50.5%

(1)	Represents compensation expense recognized by TD Group under our stock option plans.
(2)	Represents costs incurred to integrate acquired businesses into TD Group’s operations and purchase accounting adjustments to inventory that were charged to cost of sales when inventory was sold.
(3)

Represents, for periods after October 1, 2009, transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are now required to be expensed as incurred.

(4)	Represents the expenses recognized by TD Group under our deferred compensation plans.
(5)	The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of net sales.

TRANSDIGM GROUP INCORPORATED

SUPPLEMENTAL INFORMATION

FOR THE THIRTEEN WEEK PERIODS ENDED

JANUARY 2, 2010 AND DECEMBER 27, 2008

(Amounts in thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended
	January 2, 2010	December 27, 2008
Reported Earnings Per Share

Net Income	$30,758	$39,599
Less: Dividends paid on participating securities	(30,313)	—

Net income applicable to common stock	$445	$39,599

Weighted-average shares outstanding under the two-class method:
Weighted average common shares outstanding	48,983	48,603
Vested options deemed participating securities	3,886	4,206

Total shares for basic and diluted earnings per share	52,869	52,809

Basic and diluted earnings per share	$0.01	$0.75

Adjusted Earnings Per Share

Net Income	$30,758	$39,599

Gross adjustments to EBITDA	6,292	1,911
Purchase accounting backlog amortization	1,137	652
Tax adjustment	(2,662)	(897)

Adjusted Net Income	$35,525	$41,265

Adjusted weighted-average shares outstanding under the treasury stock method:

Weighted average common shares outstanding - Basic	48,983	48,603
Effect of dilutive options outstanding	1,906	1,934

Adjusted weighted-average shares outstanding - Diluted	50,889	50,537

Adjusted diluted earnings per share under the treasury stock method	$0.70	$0.82

Adjusted diluted earnings per share under the two-class method	$0.67	$0.78

TRANSDIGM GROUP INCORPORATED

SUPPLEMENTAL INFORMATION

(Amounts in thousands, except per share amounts)

(Unaudited)

	Thirteen Week Period Ended January 2, 2010
	Two-Class Method	Treasury Stock Method

Net Income	$30,758	$30,758

Less: Dividends paid on participating securities	(30,313)	—

Net income applicable to common stock	$445	$30,758

Weighted average common shares outstanding	48,983	48,983

Effect of dilutive options outstanding	—	1,906

Vested options deemed participating securities	3,886	—

Diluted weighted-average shares outstanding	52,869	50,889

Diluted earnings per share	$0.01	$0.60

Adjustments to diluted earnings per share:

Inclusion of the dividend equivalent payment	0.57	—

Non-cash compensation costs	0.02	0.02

Acquisition-related expenses	0.05	0.06

Transaction-related expenses	0.02	0.02

Adjusted diluted earnings per share	0.67	0.70

Difference between methods	0.03	—

Adjusted diluted earnings per share - treasury stock method	$0.70	$0.70

TRANSDIGM GROUP INCORPORATED

SUPPLEMENTAL INFORMATION

FOR THE RESTATEMENT

(Amounts in thousands, except per share amounts)

(Unaudited)

	Fiscal Year 2009
	First	Second	Third	Fourth	TOTAL

Net income (A)	$39,599	$40,304	$41,388	$41,611	$162,902

Diluted Weighted Average Shares Outstanding:

As reported	50,537	50,217	50,320	50,752	50,459

As restated	52,809	52,389	52,384	52,572	52,539

Diluted earnings per share:

As reported	$0.78	$0.80	$0.82	$0.82	$3.23

As restated	$0.75	$0.77	$0.79	$0.79	$3.10

	Fiscal Year 2008
	First	Second	Third	Fourth	TOTAL

Net income (A)	$26,968	$32,170	$35,999	$37,989	$133,126

Diluted Weighted Average Shares Outstanding:

As reported	49,862	50,037	50,273	50,610	50,202

As restated	51,669	51,966	52,120	52,555	52,098

Diluted earnings per share:

As reported	$0.54	$0.64	$0.72	$0.75	$2.65

As restated	$0.52	$0.62	$0.69	$0.72	$2.56

(A)	The earnings per share restatement did not impact net income reported by the Company.

TRANSDIGM GROUP INCORPORATED

SUPPLEMENTAL INFORMATION

FOR THE THIRTEEN WEEK PERIODS ENDED

JANUARY 2, 2010 AND DECEMBER 27, 2008

(Amounts in thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended
	January 2, 2010	December 27, 2008

Net Cash Provided by Operating Activities	$59,597	$66,220
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions of businesses	(27,448)	(16,995)
Interest expense - net (1)	26,637	21,169
Income tax provision - current	15,680	19,301
Non-cash equity compensation (2)	(1,628)	(808)
Excess tax benefit from exercise of stock options	11,231	714

EBITDA	84,069	89,601
Adjustments:
Stock option expense (3)	1,621	795
Integration and purchase accounting adjustments (4)	3,221	817
Acquisition transaction-related expenses (5)	1,450	—
Deferred compensation costs (6)	—	299

EBITDA As Defined	$90,361	$91,512

(1)	Represents interest expense excluding the amortization of debt issue costs and note premium and discount.
(2)	Represents the compensation expense recognized by TD Group under our stock plans.
(3)	Represents the compensation expense recognized by TD Group under our stock option plans.
(4)	Represents costs incurred to integrate acquired businesses into TD Group’s operations and purchase accounting adjustments to inventory that were charged to cost of sales when inventory was sold.
(5)

Represents, for periods after October 1, 2009, transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are now required to be expensed as incurred.

(6)	Represents the compensation expense recognized by TD Group under our deferred compensation plans.

TRANSDIGM GROUP INCORPORATED

SELECTED BALANCE SHEET DATA

(Amounts in thousands)

(Unaudited)

	January 2, 2010	September 30, 2009
Cash and cash equivalents	$161,956	$190,167
Trade accounts receivable - Net	103,406	106,446
Inventories	175,718	167,766

Accounts payable	27,524	44,680
Accrued liabilities	73,846	55,072

Long-Term Debt	1,770,068	1,356,761